EXHIBIT 23.C

                         CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-44848) on Form S-3 of Tech Data Corporation of our report dated March 28, 2000, relating to the consolidated balance sheet of Computer 2000 Aktiengesellschaft and subsidiaries as of January 31, 2000, which report appears in the January 31, 2000 annual report on Form 10-K405 of Tech Data Corporation dated March 28, 2000 and the reference to our firm under the heading "Experts" in the Registration Statement.


KPMG Hartkopf + Rentrop Treuhand KG
Wirtschaftsprufungsgesellschaft
Cologne
October 4, 2000